Exhibit 99.1

The Wilber Corporation Announces
Second Quarter 2008 Earnings

FOR IMMEDIATE RELEASE

DATE:	July 25, 2008
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, July 25, 2008 – The Wilber Corporation (“Company”), parent company of Wilber National Bank (“Bank”) and Provantage Funding Corporation (“Provantage”), today reported net income of $1.407 million and earnings per share of $0.13 for the three-month period ended June 30, 2008.  By comparison, the Company's net income and earnings per share for the three-month period ended June 30, 2007 were $2.407 million and $0.23, respectively.  This represents a 41.5% decrease in net income and a 43.5% decrease in earnings per share.  The Company's return on average assets and return on average equity for the second quarter of 2008 were 0.66% and 8.08%, respectively, as compared to 1.26% and 14.92% for the same period in 2007.

The significant decrease in the Company’s operating results was due, in part, to two distinct events that occurred in the three-month period ended June 30, 2007.  During that period, the Company recorded a $615 thousand gain (non-taxable) on life insurance due to the death of a senior executive and $200 thousand in non-interest income due to flood recovery grants.

In the second quarter of 2008, the Company increased personnel, occupancy, and advertising expenses by $530 thousand over the comparable prior year period largely related to the Company’s expansion into the Greater Syracuse and Capital District markets of New York State.  In addition, computer service fees increased $193 thousand between the second quarter of 2007 and the second quarter of 2008 due to increased costs related to outsourcing the management of our core operating system.  The Company also recorded a $178 thousand net loss on impairment of fixed assets stemming from the decision not to continue with branch construction in Dewitt, New York, and a $91 thousand net loss on the sale of other real estate owned.  These events were partially offset by a $628 thousand net gain on sale of the Bank’s insurance agency subsidiary, Mang-Wilber, LLC.

Operating results also declined for the six-month period ended June 30, 2008 as compared to the six-month period ended June 30, 2007.  The Company earned $2.845 million or $0.27 per share during the first six months of 2008 as compared to $4.356 million or $0.41 per share for the six-month period ended June 30, 2007.  This represents a $1.511 million or 34.7% decrease in net income and a $0.14 per share or 34.1% decrease in earnings per share.  The decrease in operating results for the six-month period ended June 30, 2008 as compared to the same period in the prior year was attributable to an additional distinct event that occurred in the first quarter of 2007.  In particular, the Company recorded a $352 thousand deferred gain on sale of a branch office building during the first quarter of 2007.

Net interest income was $6.359 million during the three-month period ended June 30, 2008 as compared to $6.077 million for the three-month period ended June 30, 2007, a $282 thousand or 4.6% increase.  This improvement was largely driven by an $83.168 million increase in average earning assets between comparable periods, which was funded largely by a $76.769 million increase in average total deposits between comparable periods.  Tax equivalent net interest margin for the three-month period ended June 30, 2008 was 3.38%, as compared to 3.63% for the three-month period ended June 30, 2007, a 25 basis point decrease.  Net interest income for the six-month period ended June 30, 2008 was $12.504 million as compared to $12.141 million for the comparable period in 2007, a $363 thousand or 3.0% increase.

Douglas C. Gulotty, the Company's President and CEO, remarked, “We are executing our strategy for growth through the generation of deposits from core and newly opened markets and converting these funds to conservatively underwritten loans to local businesses, qualified residential mortgage customers, and consumers.  We remain resolute to develop shareholder value through organic growth, knowing our customers and our markets.  We have increased assets by $107 million and loans by $69 million over the past 12 months.  We have invested in new markets and have begun to witness the first returns on our multi-million dollar investment in people, branches, and systems. ”

Average loans for the first six months of 2008 were $460.930 million, which represents an 11.1% increase over the comparable period last year.  Mr. Gulotty noted the Company is seeing growth from both its core and newly entered markets.  “Our expansion into the Greater Syracuse market with a representative office has created 37 relationships and $39 million in loan commitments.  Our new branch in Halfmoon, New York has attracted $2.4 million in deposits, and our remote deposit capture services have resulted in 9 new relationships and $1 million in new deposits.  Troubled times allow the community bank franchise to shine and is in stark contrast to what is occurring at national financial conglomerates and major investment houses.  We have never strayed from the business of hometown financial intermediaries taking in deposits, making loans, building capital, serving shareholders, customers, and neighborhoods,” added Mr. Gulotty.

In related news, the Company declared a quarterly dividend of $0.095 per share at its July 18, 2008 meeting.  The dividend will be paid on August 28, 2008 to shareholders of record on August 14, 2008 and represents the 102nd consecutive quarterly dividend paid by the Company.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Saratoga, and Broome Counties and 3 loan production offices located in Syracuse, New York; Cicero, New York; and Clifton Park, New York.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 297 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a wide variety of residential mortgage products that fit the needs of most consumers.  It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties.  Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the six
	months ended June 30,		months ended June 30,
Condensed Income Statement	2008	2007 (3)	2008	2007 (3)
Net interest income	$6,359	$6,077	$12,504	$12,141
Provision for loan losses	175	240	400	500
Net interest income after provision for loan losses	6,184	5,837	12,104	11,641
Non-interest income	1,917	2,346	3,448	4,103
Non-interest expense	6,195	5,221	11,819	10,185
Income before taxes	1,906	2,962	3,733	5,559
Income taxes	499	555	888	1,203
Net income	$1,407	$2,407	$2,845	$4,356

Share and Per Share Data
Average common shares outstanding (in thousands)	10,504	10,569	10,504	10,569
Period-end common shares outstanding (in thousands)	10,504	10,569	10,504	10,569

Net income per share	$0.13	$0.23	$0.27	$0.41

Cash dividends declared	$0.095	$0.095	$0.19	$0.19

Book value per common share	$6.60	$6.14	$6.60	$6.14

Period-end Balances
Total assets	$874,747	$767,331	$874,747	$767,331
Earning assets	827,366	721,603	827,366	721,603
Loans, gross (4)	499,578	430,369	499,578	430,369
Allowance for loan losses	6,965	6,830	6,965	6,830
Deposits	726,432	634,637	726,432	634,637
Shareholders’ equity	69,351	64,892	69,351	64,892

Average Balances
Total assets	$855,716	$769,262	$837,112	$763,871
Earning assets	812,431	729,263	793,780	724,530
Loans, gross (4)	474,334	420,407	460,930	414,774
Allowance for loan losses	6,972	6,715	6,990	6,723
Deposits	716,650	639,881	697,836	635,508
Shareholders’ equity	70,051	64,728	69,887	63,805

Key Ratios
Earnings:
Return on average assets	0.66%	1.26%	0.68%	1.15%
Return on average equity	8.08%	14.92%	8.19%	13.77%
Net interest margin (tax-equivalent)	3.38%	3.63%	3.41%	3.65%
Efficiency ratio (1)	70.26%	58.52%	70.19%	58.92%

Asset Quality
Net loan charge-offs to average loans, annualized	0.15%	0.12%	0.18%	0.17%
Allowance for loan losses to period-end loans	1.39%	1.59%	1.39%	1.59%
Allowance for loan losses to non-performing loans (2)	109%	131%	109%	131%
Non-performing loans to period-end loans	1.28%	1.21%	1.28%	1.21%
Non-performing assets to period-end loans and other real estate	1.31%	1.28%	1.31%	1.28%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2008	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	1st Quarter	$9.00	$8.31	$0.095
	2nd Quarter	$9.10	$8.52	$0.095

	2007	High Trade	Low Trade	Dividend
	4th Quarter	$9.50	$8.65	$0.095
	3rd Quarter	$12.00	$8.20	$0.095
	2nd Quarter	$9.89	$8.85	$0.095
	1st Quarter	$10.29	$9.17	$0.095

(1)
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

(2)	Non-performing loans include non-accrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)	Certain figures have been reclassified to conform with current period presentation.
(4)	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.